Exhibit 99.2

September 6, 2013

Robert Carrigan

Dear Bob,

I am pleased to confirm the offer to you to join D&B in the position of President and Chief Executive Officer and as a member of the Board of Directors, effective October 7, 2013. In this position you will report directly to the Board of Directors, and be located in our Short Hills, NJ office starting on October 7, 2013. I am looking forward to your joining the team and helping us build the future of D&B.

The purpose of this letter is to provide clarity to you on the compensation and benefits programs for which you will be eligible. The details of our offer are below.

Base Salary: Your base salary will be at an annualized rate of $850,000 subject to payroll deductions.

2013 Annual Bonus Opportunity: For 2013, you will be eligible for a pro rata target bonus oppportunity of $276,250 or 25% of your annual target bonus opportunity. The payout against this opportunity is typically made in March following the performance year and will be based on the results of performance goals that have been established for each of the following categories:

•	50% for Company Core Revenue Growth;

•	30% for Diluted EPS Growth/Total Operating Income;

•	10% for Team Member Engagement as measured by our employee survey; and

•	10% for Most Trusted by our Customers as measured by our customer goal

Awards relative to your annual bonus opportunity may range from 0% to 200% of target based on overall company performance.

Further details about the bonus component of your compensation will be available to you shortly after hire.

2014 Annual Bonus Opportunity: Your annual bonus opportunity for 2014 will be based on a target of $1,105,000 (or 130% of your annual base salary). Your actual bonus payout will range from 0% to 200% of your target opportunity and will be based on results relative to performance goals established by the Compensation & Benefits Committee of the Board of Directors within ninety days of the start of the performance period. Your 2014 bonus will be payable to you at the time that the 2014 annual bonuses are paid to all other executive participants. Typically, this occurs in March following the performance year.

2014 Leadership Grant: You will be eligible for a 2014 equity grant with an estimated economic value of approximately $3,000,000. This grant will be structured according to the 2014 equity plan as approved by the Compensation & Benefits Committee of the Board of Directors (generally in February of the performance year).

Your Leadership Grant will be contingent upon the execution of our Detrimental Conduct Agreement (a copy of which is enclosed for your information). All equity grants shall be subject to the provisions of The 2009 Dun & Bradstreet Corporation Stock Incentive Plan and applicable grant agreements, as such may be amended from time to time.

Stock Ownership Guidelines: D&B’s Stock Ownership Guidelines align a senior leader’s individual financial interest with that of D&B’s shareholders and, also, encourage senior leaders of D&B to act like owners focused on the creation of longer term value. Positions at D&B covered by stock ownership guidelines include all members of the Global Leadership Team. These positions play a key role in implementing our strategy and have the opportunity to make a significant impact on our long-term business performance. In your position the expected level of stock ownership is the value equivalent to a multiple of six times your base salary. Under these guidelines, you may not dispose of company shares until you have met your target ownership. A copy of the Stock Ownership Guidelines is provided for your information.

2013 Sign-on Equity Grant: You will receive a grant of leveraged restricted stock units (LRSUs) with an estimated economic value of $1,000,000. The number of LRSUs granted will be determined by dividing $1,000,000 by the average fair market value (i.e., mean of high and low trading prices) of our common stock on October 4, 2013. The grant date will be your date of hire.

Your target grant of LRSUs is tied to 1-, 2- and 3-year D&B stock price appreciation or depreciation. Your target grant is divided into three tranches:

•	The first tranche is tied to a one-year performance period (date of hire + one year)

•	The second tranche is tied to a two-year performance period (date of hire + two years)

•	The third tranche is tied to a three-year performance period (date of hire + three years)

Each 1/3rd tranche vests 100% after the applicable 1-, 2- or 3-year performance period.

The awards range from 0% to 200% of the target grant. The amount of the target grant that will vest is based on D&B’s stock price appreciation or depreciation for the performance period:

Appreciation or Depreciation in D&B’s Stock Price	Award as a % of Target Grant
100%	200%
50%	150%
0%	100%
-25%	75%
-50%	50%
Below - 50%	0%
Interpolation in between

You will receive an LRSU Award Agreement that will contain more details about the award shortly after hire.

Your sign-on grant is contingent upon the execution of our Detrimental Conduct Agreement. All equity grants shall be subject to the provisions of The Dun & Bradstreet Corporation 2009 Stock Incentive Plan and applicable grant agreements, as such may be amended from time to time.

Attorney Review Assistance: You will be eligible to receive up to $20,000 in reimbursement of attorney fees for the review of the materials related to D&B’s offer. The cash payment will be payable after 30 days of employment and upon receipt of appropriate documentation. This payment will be subject to normal payroll deductions and is not considered creditable compensation for benefit plan purposes.

Change in Control Plan: Your rights to benefits in the event of a change in control will be governed by the Dun & Bradstreet Corporation Change in Control Plan. A copy of the plan is included for your information.

Voluntary Nonqualified Deferred Compensation Plan (DCP): You are eligible to participate in D&B’s Nonqualified Deferred Compensation Plan. The DCP is a voluntary plan that provides you with an opportunity to defer receipt of current income into the future (when you may be in a lower tax bracket). Another major benefit of the plan is that it allows you to accumulate capital on a tax-deferred basis for a planned future event (e.g., children’s education or home purchase). As with other benefit plans, the DCP is subject to amendment from time-to-time. Details regarding the DCP will be provided to you after you commence work at D&B.

Benefits: You will be eligible to participate in the comprehensive D&B benefits program. The enclosed BenefitsMatters: 2013 Annual Enrollment benefits guide includes the rates and an overview of the D&B benefits, explains how each plan works and provides the cost associated with each benefit option. You will receive additional information about actions you should take within your first two months of employment at D&B to ensure you maximize your available benefit opportunities. In 2014, you will be eligible to take 22 days paid time off to be accrued pursuant to the D&B time-off policy.

Career Transition Plan: Upon joining D&B, you will be eligible for participation in the Career Transition Plan (CTP). A copy of the plan is provided for your information.

Proprietary Information/Non-Solicitation: You will be required to sign a Proprietary Information and Non-Solicitation Agreement, a copy of which is enclosed.

In accordance with the requirements of the Immigration and Naturalization Act, as amended, on your first day of work you will need to present one or two acceptable (and original) documents establishing your identity and your legal right to work in the United States (refer to Attachment A).

D&B reserves the right to withdraw this offer or terminate your employment if information you provide is false or background and/or reference checks are unsatisfactory. Your employment with D&B will be at will.

The above covers the major points of our offer. Your participation in the referenced plans and programs will be governed by the rules of the applicable compensation and benefit plans and programs of D&B.

Bob, I am very confident that you can add tremendous value to D&B. We are looking forward to having you on the team and working together to help D&B achieve its aspiration – “to deliver an Informed Perspective that is Pervasive in the marketplace.”

If you accept the terms of employment as outlined above, please sign the enclosed copy of this letter, where indicated, and return it to Julian Prower in the envelope provided.

Sincerely,

/s/ Christopher J. Coughlin

Christopher J. Coughlin

Lead Director, D&B

Accepted:	/s/ Robert Carrigan	Date:	9/9/13
Robert Carrigan